Filed pursuant to Rule 424(b)(3)
Registration No. 33-55061
PROSPECTUS
ALLERGAN, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Dear Stockholder:
        We are pleased to send you this Prospectus describing the Allergan, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides stockholders an opportunity to conveniently manage the investment of their Allergan, Inc. dividends and to economically increase their ownership in Allergan, Inc. The Plan is convenient because dividends on shares held in the Plan are invested automatically, and economical because no brokerage commissions or service charges are imposed on investments under the Plan.
        All holders of record of the Company’s Common Stock are eligible to participate in the Plan. As a participant in the Plan, you are entitled to obtain additional shares of the Company’s Common Stock:
1.	by reinvesting the dividends on all or a portion of the shares of the Company’s Common Stock that you hold; and/or

2.	by making optional cash payments of not less than $10 each up to a maximum total of $50,000 per calendar year.
        The Plan is completely voluntary. You may join or withdraw at any time. To enroll in the Plan, please complete the enclosed Authorization for Automatic Dividend Reinvestment Plan form and mail it in the enclosed postage-paid envelope to the Plan Administrator.
        This Prospectus should answer most if not all of the questions you may have about the Plan. Please read it carefully and retain it for future reference. If you have questions that are not answered in this Prospectus, you may contact the Plan Administrator at the phone number or address listed in this Prospectus.
        We appreciate your investment and continuing interest in Allergan, Inc.
Sincerely,
/s/ David E.I. Pyott
David E.I. Pyott
Chairman of the Board,
President and Chief Executive Officer

        No person has been authorized to provide any information or make any representation not contained in this Prospectus. If provided or made, such information or representation must not be regarded as authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. The delivery of this Prospectus at any time does not imply that there has been no change in the affairs of the Company since the date hereof.
Prospectus dated October 11, 2005.

This Prospectus is part of a Registration Statement which we filed with the SEC. We have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC; therefore, this Prospectus does not contain all of the information included in the Registration Statement. For further information, we refer you to the Registration Statement filed on Form S-3 including exhibits, schedules, and the documents incorporated by reference therein. We have not authorized anyone to provide you with any information that differs from that contained in this Prospectus. Accordingly, you should not rely on any information that is not contained in this Prospectus. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus.

RISK FACTORS
        Before deciding to purchase, hold or sell our Common Stock, you should carefully consider the cautionary statements, risk factors and other information described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K, which are incorporated herein by reference. We operate in a rapidly changing environment that involves a number of risks. The risks and uncertainties described in those documents and others that we file with the Securities and Exchange Commission (the “SEC”) are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on Allergan, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our Common Stock could decline and you may lose all or part of your investment.
        You should consider carefully these risk factors together with all information included or incorporated by reference in this Prospectus before you decide to participate in the Plan and purchase shares of Common Stock. In addition, you should consult your own financial and legal advisors before making an investment.
•	You will not know the price for the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

•	The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

•	Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan.

•	If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

•	Cash dividends that you reinvest will be treated for federal income tax purposes as a dividend received by you on the date we pay dividends and may create a liability for the payment of income tax without providing you with immediate cash to pay this tax when it becomes due. In addition, for reinvested dividends and optional cash purchases, you will be treated as having received a constructive distribution, which may give rise to additional tax liability, to the extent we pay brokerage commissions on your behalf or you acquire shares at a discount. See “Federal Income Tax Consequences.”
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
        Statements made by us in this Prospectus (including the documents incorporated by reference herein) and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 (“Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and include comments that express our opinions about trends and factors that may impact future operating results. Disclosures that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “Plan,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements rely on a number of assumptions concerning future events, many of which are outside of our control, and involve risks and uncertainties that could cause actual results to differ materially from opinions and expectations. Any such forward-looking statements, whether made in this Prospectus or elsewhere, should be considered in context of the various disclosures made by us about our businesses including, without limitation, the risk factors referenced below. We do not Plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this filing except as required by law.
AVAILABLE INFORMATION
        Allergan, Inc. (the “Company” or “Allergan”) has filed with the SEC a Registration Statement on Form S-3 (Registration No. 33-55061) under the Securities Act of 1933, as amended, with respect to the shares of Common Stock to which this Prospectus relates. This Prospectus does not include certain information contained in a Registration Statement. For further information about the Company and its securities, refer to the Registration Statement and to the exhibits filed as part thereof and otherwise incorporated therein. Each summary in this Prospectus of additional information included in the Registration Statement or any related exhibit is qualified in its entirety by reference to such information or exhibit.
        The Company is subject to the informational requirements of the Exchange Act and files reports, statements and other information with the SEC in accordance with that Act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov) through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
        Incorporated by reference into this Prospectus and deemed to be a part of it are the following documents that previously have been filed by the Company with the SEC:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 25, 2005, and June 24, 2005;

(c)	The Company’s Current Reports on Form 8-K (an all amendments thereto) filed with the SEC on January 14, 2005, January 18, 2005, January 25, 2005, March 3, 2005, April 21, 2005, May 19, 2005, June 30, 2005, August 9, 2005, August 23, 2005, September 27, 2005 and October 5, 2005;

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated June 12, 1989; including any amendment or report filed for the purpose of updating such description; and

(e)	The description of our Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A dated February 1, 2000, including any amendment or report filed for the purpose of updating such description.
        All documents subsequently filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which registers all shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part of it from the date of filing of such documents. A report furnished to the SEC on Form 8-K under the Exchange Act shall not be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated in this Prospectus by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates). Requests should be directed to Allergan, Inc., Corporate Communications Department, at 2525 Dupont Drive, Irvine, California 92612-1599. The telephone number is (714) 246-4500.
THE COMPANY
        Allergan is a technology-driven, global health care company that develops and commercializes specialty pharmaceutical products for the ophthalmic, neurological, dermatological and other specialty markets. We are a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, dry eye, psoriasis, acne and movement disorders. Additionally, we develop and market aesthetic-related pharmaceuticals and over-the-counter products. Within these areas, we are an innovative leader in therapeutic and other prescription products, and to a limited degree, over-the-counter products that are sold in more than 100 countries around the world. We are also focusing research and development efforts on new therapeutic areas, including gastroenterology, neuropathic pain and genitourinary diseases.
        The Company’s executive offices are located at 2525 Dupont Drive, Irvine, California 92612-1599. The telephone number is (714) 246-4500.

DIRECT REGISTRATION
        Allergan is a participant in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book-entry means that a stockholder’s shares are registered in their name on the books of the Company without the need for physical certificates and are held separately from any Plan shares a stockholder may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS stockholders can:
•	eliminate the risk and cost of storing certificates in a secure place

•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates

•	move shares electronically to their broker
How to Begin
        Any future share transactions will be issued to book-entry form rather than physical certificates unless the stockholder specifically requests a certificate. A stockholder may convert any stock certificate(s) they are currently holding into book-entry form. To deposit certificates to DRS, stockholders should send the stock certificate(s) to Wells Fargo Shareowner Services with a request to deposit them to their DRS account. There is no cost to stockholders for this custodial service and by doing so stockholders will be relieved of the responsibility for loss or theft of the certificate(s). Because the stockholder bears the risk of loss in sending certificates to Wells Fargo Shareowner Services, certificates should be sent by registered mail, return receipt requested, and insured for 3% of the current market value to the address specified in the answer to Question 4 below.
Electronic Share Movement
        A stockholder may choose to have a portion or all of their full book-entry or Plan shares delivered directly to their broker by contacting the broker/dealer. When using a broker to facilitate a share movement, stockholders must provide them with a copy of the DRS account statement.
THE PLAN
        The text of the Allergan, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) consists of the following statements presented in question-and-answer format:
PURPOSE
1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of Allergan’s Common Stock (“Common Stock”) with a simple and convenient method for investing cash dividends and optional cash payments in additional shares of Common Stock without the payment of any brokerage commissions or service charges. In addition, to the extent that the additional shares of Common Stock are purchased from the Company, the Company will receive additional funds for general corporate purposes.

ADVANTAGES
2.	What are the advantages of the Plan?

The Plan offers the following benefits and advantages to participants:
•	Automatic reinvestment of cash dividends on all or some portion of the shares of Common Stock registered in the participant’s names in additional shares of Common Stock.

•	Whether or not a participant has elected to have dividends on any shares of Common Stock automatically reinvested, the participant may invest in additional shares of Common Stock by making optional cash payments, as often as once a month, of not less than $10 and up to a maximum of $50,000 per calendar year.

•	No brokerage commission or service charge is paid by a participant in connection with Common Stock purchases made under the Plan.

•	Full investment of funds is possible under the Plan because fractional shares, as well as whole shares, are credited to the participant’s account.

•	Dividends on both whole and fractional shares acquired under the Plan are reinvested in additional shares and those shares are credited to the participant’s Plan account.

•	Regular statements of account provide the participant with simplified record keeping.
3.	Does the Plan offer online or telephone transaction privileges?

Internet Privileges

Participants may access their account information and perform transactions on the internet.

For stockholders of record, to activate their account and establish a Personal Identification Number (PIN), they will need the 10-digit account number (which is listed on the Plan account statement), their Social Security number, their e-mail address, and they will need to reference Allergan, Inc.

Instructions to access the Plan account online are as follows: Go to www.shareowneronline.com and click “First Time Visitor Sign Up.” Next, simply follow the instructions found on the “First Time Visitor New Member Registration” page.

Once a participant has successfully signed up, they will receive an e-mail notifying them that the account information is available, usually the next business day.

Once a participant has activated the account online, they can also:
•	authorize, change, or stop the Automatic Cash Withdrawal and Investment Service

•	sell some or all of the Plan shares if the current market value of the shares to be sold is $25,000 or less

•	change the dividend reinvestment option (for example, from full to partial reinvestment)
Certain restrictions may apply.

Telephone Privileges

If a participant has established automated privileges on the account, the participant can:
•	change the amount of or stop the Automatic Cash Withdrawal and Investment Service

•	change the dividend reinvestment option (for example, from full to partial reinvestment)

•	sell some or all of the Plan shares if the current market value of the shares to be sold is $25,000 or less

•	request a certificate for some or all full shares in the Plan, but only if the current market value of the shares to be issued is $50,000 or less
To establish automated privileges, please call the Plan Administrator and request an Automated Request Authorization form.
ADMINISTRATION
4.	Who administers the Plan?

The Plan is administered for the Company by Wells Fargo Shareowner Services (“Plan Administrator”). Any correspondence concerning the Plan should be directed to the Plan Administrator at the following address:

Plan Requests should be mailed to: Wells Fargo Shareowner Services P.O. Box 64856 St. Paul, MN 55164-0856

Certified/Overnight Mail: Wells Fargo Shareowner Services 161 North Concord Exchange South St. Paul, MN 55075-1139

General Information:
Tel: 1-800-468-9716
Tel: 651-450-4064 (outside the United States)
An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.
Fax: 651-450-4085

Internet: General Inquiries — www.wellsfargo.com/shareownerservices Account Information — www.shareowneronline.com

Be sure to refer to Allergan, Inc. in all communications.

If Wells Fargo Shareowner Services should cease to act as the administrator for the Plan, the Company will select another administrator. In that event, all references in the Plan to Plan Administrator shall be considered to refer to the new administrator.

PARTICIPATION
5.	Who is eligible to participate in the Plan?

All holders of record of the Company’s Common Stock are eligible to participate in the Plan for automatic reinvestment of dividends on their shares held of record and by making optional cash payments for the purchase of Common Stock. To be eligible for automatic reinvestment of dividends, any stockholder whose shares are registered in the name of an intermediary must either become a holder of record by having such shares transferred into the participant’s own name or make appropriate arrangements with the intermediary in whose name the shares are held.

Employees and directors of the Company who own restricted shares are eligible to participate, but, notwithstanding anything to the contrary in this Prospectus, may not select the partial dividend reinvestment feature for restricted shares; their shares will remain restricted in accordance with the terms of the respective grants but shares acquired through dividend reinvestment and optional cash payments will not be restricted. The Company reserves the right to exclude officers and directors of the Company from participation, or to impose special limitations on their participation.

Regulations in certain countries may limit or prohibit participation in the Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation.
6.	Is partial participation possible under the Plan?

Stockholders enrolled in the Plan for automatic reinvestment of dividends on Common Stock may elect to reinvest dividends on all or on only some of the shares of the Common Stock registered in their names.

Stockholders participating in the Plan continue to receive cash dividends by check, or direct deposit, in the usual manner on shares registered in their names for which they have not elected dividend reinvestment. Dividends on shares of Common Stock credited to the accounts of participants under the Plan are automatically reinvested to purchase additional shares of Common Stock.
7.	Is participation through optional cash payments permitted?

Yes. Stockholders enrolled in the Plan may purchase shares of Common Stock through optional cash payments — whether or not they also have enrolled for reinvestment of dividends. The minimum optional cash payment that may be made at any one time is $10 and the total of all optional cash payments may not exceed $50,000 during any calendar year. Optional cash payments may be made by a participant as often as once each month. See Questions 13 and 20 below.
8.	How does an eligible stockholder participate?

A holder of record of Common Stock may enroll in the Plan by completing an Authorization for Automatic Dividend Reinvestment Plan form and returning it to the Plan Administrator. A postage-paid envelope is provided with the Authorization for Automatic Dividend Reinvestment Plan form for this purpose. An Authorization for Automatic Dividend Reinvestment Plan form may be obtained at any time by contacting the Plan Administrator at the address and telephone number set forth in the answer to Question 4 above.
9.	When may an eligible stockholder join the Plan?

An eligible stockholder may enroll in the Plan at any time. If an Authorization for Automatic Dividend Reinvestment Plan form is received by the Plan Administrator before the record date for a dividend payment, reinvestment of dividends begins with that dividend payment date. If an Authorization for Automatic Dividend Reinvestment Plan form is received on or after a record date, reinvestment of dividends begins with dividends paid on the dividend payment date following the next record date. (Dividends on Common Stock are generally paid quarterly, on such dates as are determined by the Company’s Board of Directors. Record dates with respect to such dividend payments normally precede the payment dates by approximately three weeks.) The payment of dividends is at the discretion of the Company’s Board of Directors and will depend upon future earnings, the financial condition of the Company and other factors. The Board may change the amount and timing of dividends at any time without notice. All optional cash payments are invested as described in the answers to Questions 13 and 21 below.
10.	What does the Authorization for Automatic Dividend Reinvestment Plan form provide?

The Authorization for Automatic Dividend Reinvestment Plan form provides for the purchase of additional shares of Common Stock through the following investment options:
•	Full Dividend Reinvestment. Under this option, the Company pays to the Plan Administrator for reinvestment in accordance with the Plan all cash dividends on all of the shares of Common Stock registered in the participant’s name (including shares subsequently acquired with identical registration). In addition, the participant may make optional cash payments to the Plan Administrator that are used to purchase additional shares of Common Stock for the participant in accordance with the Plan.

•	Partial Dividend Reinvestment. Under this option, the Company pays to the Plan Administrator for reinvestment in accordance with the Plan cash dividends on that number of shares of Common Stock registered in the participant’s name as are designated in the appropriate space on the Authorization for Automatic Dividend Reinvestment Plan form. In addition, the participant may make optional cash payments to the Plan Administrator that are used to purchase additional shares of Common Stock for the participant in accordance with the Plan.

•	Optional Cash Purchases Only. Under this option, the Plan Administrator applies any optional cash payments to purchase additional shares of Common Stock for the participant in accordance with the Plan without reinvesting any cash dividends on shares of Common Stock held outside of the Plan.
In all cases, cash dividends on all shares of Common Stock credited to participants’ accounts under the Plan, including those purchased with optional cash payments, are automatically reinvested to purchase additional shares of Common Stock.
•	Direct Deposit of Dividends. Participants can have the cash dividends not being reinvested transferred directly to a designated bank for deposit. For electronic direct deposit of dividend funds, participants should contact the Plan Administrator to request a Direct Deposit of Dividends Authorization form, complete and return the form to the Plan Administrator. Participants must include a voided check for checking accounts or savings deposit slip for savings accounts. If the Common Stock is jointly owned, all owners must sign the form.
11.	How may a participant change an election under the Plan?

A participant may change the reinvestment option at any time by going online (see Question 3 — “Internet Privileges”), calling (see Question 3 — “Telephone Privileges”) or sending written notice to the Plan Administrator. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.
12.	What is the source of the Common Stock purchased under the Plan?

Shares of Common Stock will be, at the Company’s discretion, purchased either directly from the Company, in which event such shares will be either authorized but unissued shares held by the Company or treasury stock, or by the Plan Administrator on the open market, or by a combination of the foregoing. To the extent that newly-issued shares of Common Stock or treasury stock obtained from the Company are used to satisfy share requirements under the Plan, such shares are covered by a Registration Statement of which this Prospectus is a part. Up to 200,000 shares of Common Stock are currently covered by that Registration Statement.
13.	When is the investment date on which shares are purchased under the Plan?

Any Common Stock purchased directly from the Company is purchased: (i) if with respect to reinvested dividends, as of the dividend payment date, and (ii) if with respect to optional cash payments, on the dividend payment date of each month in which a cash dividend is paid on Common Stock and on the tenth day (or if that day is not a business day, on the following business day) of each other month. These dates are referred to in this Prospectus as investment dates.

If Common Stock is purchased on the open market, such purchases begin on (or as soon as practicable after) the investment dates for Common Stock purchased directly from the Company, as described above.

No interest will be paid on funds held by the Plan Administrator pending their investment in shares of Common Stock.
14.	How are purchases of Common Stock on the open market made?

Purchases of Common Stock on the open market are made as promptly as possible on or after the applicable investment date and will be completed no later than 30 days from such date, except where completion at a later date is necessary or advisable under any applicable regulatory requirements (the “investment period”). Open market purchases of Common Stock under the Plan are made through a brokerage firm or other appropriate agent selected by the Plan Administrator. Subject to the limitations imposed by applicable law and regulations and the Company’s discretion concerning whether Common Stock for purposes of the Plan is purchased directly from the Company or on the open market, the Plan Administrator or its appointed agent has full discretion as to all matters relating to such purchases, including determining the number of shares to be purchased on any day or at any time during that day, the prices paid for such shares, the markets on which such purchases are made and the persons (including brokers and dealers) from or through whom such purchases are made.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock by Plan participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

15.	What is the price of shares purchased directly from the Company?

The price of shares of Common Stock purchased directly from the Company is equal to the average of the high and low sales price for Common Stock as reported in The Wall Street Journal New York Stock Exchange Composite Transactions for the investment date.
16.	What is the price of shares purchased on the open market?

The price of shares purchased on the open market is equal to the weighted average cost of such shares, determined by dividing the actual cost of all shares of Common Stock purchased under the Plan during the applicable investment period by the total number of shares of Common Stock purchased under the Plan during such period. See Question 14.
17.	How many shares are purchased for participants?

The number of shares of Common Stock purchased for a participant depends on the amount of cash dividends and optional cash payment available for investment and the applicable price of the Common Stock. Each participant’s account is credited with that number of shares, including fractions computed to three decimal places, equal to the amount invested on behalf of the participant divided by the purchase price per share.
18.	Are there any expenses to participants in connection with purchases and sales under the Plan?

All brokerage commissions and service charges for purchases of Common Stock under the Plan and all administrative charges for the maintenance of participants’ accounts under the Plan are paid by the Company. If a participant wants the Plan Administrator to sell shares held under the Plan, the participant is required to pay the applicable brokerage commissions (subject to change without notice) and a service fee and any other costs incurred in the sale of shares.
19.	Is a participant’s account credited with dividends on fractional shares?

Yes. Dividends on fractions of shares, as well as whole shares, are credited to participants’ accounts and are automatically reinvested to purchase additional shares of Common Stock.
OPTIONAL CASH PAYMENTS
20.	How are optional cash payments made?

An optional cash payment may be made when enrolling by enclosing a check payable to “Shareowner Services — Allergan, DRP” with the Authorization for Automatic Dividend Reinvestment Plan form. Thereafter, optional cash payments may be made through the use of the forms attached to the statements sent to participants by the Plan Administrator. The same amount of money need not be sent each month and there is no obligation to make an optional cash payment each month. Each optional cash payment must be at least $10 and the aggregate of a participant’s optional cash payments in any calendar year cannot exceed $50,000. Optional cash payments may be made by a participant as often as once each month.

Automatic Cash Withdrawal and Investment Service. The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in the Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from the participant’s designated bank account approximately five business days prior to the investment date. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan account statements and in their bank account statements.

To be effective with respect to a particular investment date, a participant’s request to enroll in, change, or terminate the automatic withdrawal feature must be received by the Plan Administrator at least 15 business days prior to the investment date. To receive information about Automatic Investment Withdrawals participants should contact the Plan Administrator, complete and sign the Automatic Cash Withdrawal and Investment section on the Authorization form, and return it to the Plan Administrator. Participants can stop the Automatic Cash Withdrawal and Investment Service by contacting the Plan Administrator as directed above in Question 4.

Optional cash payments must be in United States dollars and drawn on a United States bank.

If any optional cash payment, including payments by check or automatic withdrawal, is returned unpaid for any reason, the Plan Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover a returned funds fee for each optional cash payment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.
21.	When are optional cash payments invested?

Optional cash payments are invested once each month on the investment dates described in the answer to Question 13 above. Optional cash payments received by the Plan Administrator prior to an investment date are invested in Common Stock on (or as soon as practicable after) that investment date. Optional cash payments received by the Plan Administrator on or after an investment date are invested on (or as soon as practicable after) the following investment date.

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.
22.	Under what circumstances may optional cash payments be returned?

Participants have the right to have optional cash payments returned to them provided the Plan Administrator receives a written request for return of the payment at least two business days before the date on which it is to be invested.
23.	May optional cash purchases be restricted?

Yes. The Company and the Plan Administrator each reserve the right to reject any optional cash payment if it is determined, in the sole discretion of the Company or the Plan Administrator, as the case may be, that the person or persons submitting such optional cash payment are investing, or intend to invest, under the Plan in a manner contrary to applicable law or the general purpose of the Plan, which is to provide otherwise eligible persons with a simple and convenient method by which to purchase shares of Common Stock.

FEDERAL INCOME TAX CONSEQUENCES
24.	What are the federal income tax consequences of Plan participation?

Participants in the Plan generally have the same federal income tax consequences with respect to dividends as other holders of shares of Common Stock. These consequences are summarized below.

A participant in the Plan is treated as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on that date with respect to the participant’s shares. This is so even though all or a portion of that amount is not actually received by the participant in cash but is instead applied to the purchase of Common Stock for the participant’s account under the Plan.

In addition, the Internal Revenue Service has ruled that brokerage commissions paid by the Company in connection with open market purchases for participants’ accounts constitute dividend income to such participants. A participant’s basis in shares so purchased is increased by the amount of the brokerage commissions required to be included in the participant’s dividend income.

A participant does not realize any taxable income when the participant receives certificates for whole shares credited to the participant’s account under the Plan, either upon the participant’s request for certificates for certain of those shares or upon withdrawal from or termination of the Plan. However, a participant’s receipt upon withdrawal from or termination of the Plan of a cash payment in lieu of a fractional share credited to the participant’s account is treated as a redemption of that fractional share and the participant recognizes gain or loss. A participant also recognizes gain or loss when whole shares acquired under the Plan are sold or exchanged by or for the benefit of the participant. The amount of gain or loss recognized in each such case is the difference between the amount that the participant receives for the shares or fraction of a share and the participant’s tax basis in such shares or fraction of a share. The holding period of shares of Common Stock acquired under the Plan commences on the day following the date such shares are purchased for the participant.

Since each participant’s tax consequences (including state and local tax consequences) may differ depending on the participant’s individual circumstances, all participants are urged to consult their own tax advisers concerning the tax consequences that may result from participation in the Plan and the disposition of Common Stock acquired pursuant to the Plan.
25.	How are income tax withholding provisions applied to foreign stockholders?

In the case of a foreign stockholder whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld is deducted from the amount of dividends to determine the amount of dividends available for reinvestment.
REPORTS TO PARTICIPANTS/VOTING OF SHARES
26.	What kind of reports are sent to participants?

Each participant in the Plan is mailed a statement of the participant’s account following each of the participant’s purchases under the Plan. These statements provide a continuing record of the number and cost of shares purchased by the participant and should be retained for income tax purposes. In addition, participants are sent copies of all communications sent to the Company’s stockholders, including Annual Reports, Notices of Meetings, Proxy Statements and information necessary to report dividend income for federal income tax purposes.

27.	How are a participant’s shares voted at stockholders’ meetings?

The Plan Administrator will vote all shares held in the participant’s account by regular proxy returned by the participant to the Company, or, if the Plan Administrator sends to the participant a separate proxy covering the shares credited to the participant’s account, then such shares will be voted as designated by the participant in such separate proxy. In the event the participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to participant’s Plan account will not be voted.
CERTIFICATES FOR SHARES
28.	Will certificates be issued for shares purchased?

Certificates for shares of Common Stock purchased under the Plan will be issued to a participant upon the participant’s request. If the participant does not make a request, the participant’s shares will be held in the name of the Plan Administrator or its nominee. The number of shares purchased for a participant’s account under the Plan will be shown on the participant’s statement. This feature protects against loss, theft or destruction of stock certificates.

Certificates for fractional shares are not issued under any circumstances. Upon withdrawal from the Plan, a participant receives a cash payment for any fractional share credited to the participant’s account as described in the answer to Question 32 below.
29.	In whose name are certificates registered when issued to a participant?

Accounts under the Plan are maintained in the names in which the participant’s certificates for the Company’s shares were registered at the time of enrollment. Consequently, certificates for whole shares issued upon the request of participants are similarly registered.
DEPOSIT OF CERTIFICATES
30.	How may certificates be deposited with Plan shares?

A participant may deposit with the Plan Administrator certificates for shares of Common Stock registered in the participant’s name for credit under the Plan. There is no charge for this custodial service and by making the deposit, the participant is relieved of the responsibility for loss, theft or destruction of the certificates. Because the participant bears the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and insured for 3% of the current market value to the address specified in the answer to Question 4 above. Please do not endorse the certificates. If certificates are later issued either upon request of the participant or upon termination of participation, new, differently numbered certificates will be issued.
WITHDRAWAL FROM THE PLAN
31.	When may a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time. A participant who wishes to withdraw from the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question 4 above, or via internet or telephone as discussed in the answer to Question 3 above.

If the request to withdraw is received prior to a dividend record date set by the Company’s Board of Directors, the request will be processed as soon as practicable following receipt of the request by the Plan Administrator. If the request to withdraw is received by the Plan Administrator on or after a dividend record date and prior to the dividend payment date, the request will be processed as soon as practicable, the dividends will not be reinvested for such dividend payment date and a separate dividend check will be mailed to the participant. Future dividends will be paid in cash, unless the participant re-enrolls in the Plan.

A stockholder who has withdrawn from the Plan may re-enroll at any time by filing an Authorization for Automatic Dividend Reinvestment Plan form as described in the answer to Question 8 above.
32.	What happens upon a withdrawal from the Plan?

Upon withdrawal from the Plan, a participant may request to (i) convert all of the full Plan shares to book-entry (DRS) or issue physical certificate(s) for all full Plan shares and sell the remaining fraction, (ii) sell all of the Plan shares, or (iii) convert a specified number of full Plan shares to book-entry (DRS) or issue physical certificate(s) for a specified number of full shares and sell the remaining shares. Participants will receive a check or direct deposit less any brokerage commission and service fees in the amount of any fractional or full shares sold. Future dividends will be paid in cash.

If a participant requests to sell all or a portion of the Plan shares and is requesting the net proceeds to be automatically deposited to a bank checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the written request must have the signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued. When submitting written requests to the Plan Administrator, all registered stockholders must sign as their name(s) appear on the Plan account.

The Plan Administrator will make every effort to process a participant’s sale order on the next business day following receipt of a properly completed request (sale requests involving multiple transactions may experience a delay). The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.
33.	What happens when a participant sells or transfers some but not all of the Common Stock registered in the participant’s name?

Stockholders enrolled in the Plan for dividend reinvestment may elect to reinvest dividends on only some of the shares of Common Stock registered in their names. If a participant who has elected this option disposes of any of the shares of Common Stock registered in the participant’s name, the Plan Administrator will continue to reinvest dividends on the remainder of these shares up to the number of shares originally authorized for dividend reinvestment. For example, if a participant who had authorized dividend reinvestment on 200 of a total of 300 shares of Common Stock registered in the participant’s name subsequently disposes of 50 shares, the Plan Administrator will continue to reinvest the cash dividends on 200 of the remaining shares. If, instead, the participant had disposed of 150 shares, the Plan Administrator will continue to reinvest the cash dividends on all of the remaining 150 shares.

34.	What happens when a participant transfers all of the Common Stock registered in the participant’s name?

If a participant requests to transfer all shares in the Plan account between a dividend record date and dividend payment date, the transfer request will be processed; however, the Plan account will not be terminated and the participant may receive additional dividend reinvestment shares on the dividend payment date. The participant will need to submit a written request to transfer the additional shares paid on such dividend payment date.
OTHER MATTERS
35.	May shares held under the Plan be pledged as collateral or assigned by participants?

Shares credited to a participant’s account under the Plan may not be pledged as collateral or assigned, and any such purported pledge or assignment is void and of no effect. A participant who wishes to pledge or assign shares credited to the participant’s Plan account must request that certificates for such shares be issued in the participant’s name as provided in the answer to Question 28 above.
36.	What happens if the Company issues a stock dividend or declares a stock split?

It is understood that any stock dividends or stock splits distributed by the Company on shares held by the Plan Administrator for the participant will be credited to the participant’s account. If a participant sends notice of termination or a request to sell to the Plan Administrator between the record date and the payment date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant’s account.
37.	What happens if the Company has a rights offering?

In the case of a Common Stock rights offering, Plan participants will receive rights based upon whole shares of Common Stock registered in their names as of the record date for any such rights offered, and whole shares credited to their accounts under the Plan as of the record date.
38.	Are shares purchased under the Plan entitled to preferred share purchase rights?

Each share of Common Stock, including each whole share purchased under the Plan, is entitled to one preferred share purchase right. If at any time certificates representing preferred share purchase rights are distributed to holders of Common Stock pursuant to the Company’s Rights Agreement, as amended between Allergan, Inc. and Wells Fargo Shareowner Services, as successor Rights Agent, or any comparable Plan that may be adopted in its place, the Plan Administrator will distribute to participants such certificates issued with respect to shares of Common Stock held in the Plan.
39.	What are the responsibilities of the Company and the Plan Administrator under the Plan?

In administering the Plan, neither the Company, the Plan Administrator, nor any broker/dealer selected by the Plan Administrator to execute purchases or sales on behalf of Plan participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants. Selling participants should be aware that the share price of the Company’s Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. Participants should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by the participant.

The Plan Administrator is acting solely as agent of the Company and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
40.	Who interprets and regulates the Plan?

The Company reserves the right to interpret and regulate the Plan as it, in its discretion, deems necessary or desirable in connection with the operation of the Plan. Any interpretation of the Plan by the Company pursuant to such authority shall be final and binding on all participants.
41.	May the Plan be changed or discontinued?

Notwithstanding any other provision of the Plan, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time, including, without limitation during the period between a record date and a dividend payment date. Notice of any such suspension, termination or material amendment or modification will be sent to all participants. Upon termination of the Plan, any uninvested optional cash payments will be returned, the whole shares credited to participants’ accounts under the Plan will be issued to book-entry (DRS), and cash payments will be made to participants for any fractional shares credited to participants’ accounts less any brokerage commission and any other costs of sale.

42.	What are the fees to participate in the Plan?

Certificate Issuance	Company paid
Certificate Deposit	Company paid

Investment Fees
• dividend reinvestment service fee	Company paid
• optional cash investment service fee	Company paid
• automatic withdrawal service fee	Company paid
• purchase commission	Company paid

Sales Fees
• service fee	$15.00 per transaction paid by participant
• sale commission	$.10 per share paid by participant

Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item paid by participant

Prior Year Duplicate Statements	$15.00 per year paid by participant

USE OF PROCEEDS
        As of the date of this Prospectus, the Company cannot predict the number of shares that will be sold by the Company under the Plan or the prices thereof. The Company intends to use any proceeds received from sales of Common Stock under the Plan for general corporate purposes. As of the date of this Prospectus, the Company is unable to estimate the amount of proceeds that will be devoted to any specific purpose.
LEGAL OPINIONS
        Susan J. Glass, Assistant General Counsel and Assistant Secretary of the Company has rendered an opinion to the Company stating that under applicable state law the shares of the Company’s Common Stock to which this Prospectus relates will be, when issued or transferred, validly issued, fully paid and nonassessable.
EXPERTS
        The consolidated financial statements of Allergan, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Allergan, Inc. have been incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 in reliance on the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        PROSPECTUS
Dividend
Reinvestment and
Stock Purchase Plan
        200,000 Shares of Allergan, Inc. Common Stock
        CUSIP # 018490 10 2
        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
        This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.
        Investing in our shares of Common Stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 1 of this prospectus for more information. We suggest you keep this prospectus for future reference.
        Our shares of common stock are listed on the New York Stock Exchange under the symbol “AGN.” Our executive offices are located at 2525 Dupont Drive, Irvine, California 92612-1599. The telephone number is (714) 246-4500 and website is: http://www.allergan.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Allergan, Inc. and its subsidiaries.

Prospectus dated October __, 2005

PROSPECTUS
Dividend
Reinvestment and
Stock Purchase Plan
200,000 Shares of Allergan, Inc. Common Stock
CUSIP # 018490 10 2

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.
Investing in our shares of Common Stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 1 of this prospectus for more information. We suggest you keep this prospectus for future reference.
Our shares of common stock are listed on the New York Stock Exchange under the symbol “AGN.” Our executive offices are located at 2525 Dupont Drive, Irvine, California 92612-1599. The telephone number is (714) 246-4500 and website is: http://www.allergan.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Allergan, Inc. and its subsidiaries.
Prospectus dated October 11, 2005